UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                    USEC INC.
                                (Name of Issuer)

                          Common Stock, $.10 par value
                         (Title of Class of Securities)

                                    90333E108
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90333E108                   13G/A                      Page 2 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          King Street Capital, L.P.
          13-3812174
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 3 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          King Street Capital, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 4 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          King Street Institutional, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 5 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          King Street Advisors, L.L.C.
          13-3812173
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO, IA
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 6 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          King Street Capital Management, L.L.C.
          13-3978904
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO, IA
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 7 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          O. Francis Biondi, Jr.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            IN
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 8 of 14

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Brian J. Higgins
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States of America
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 90333E108                   13G/A                      Page 9 of 14

ITEM 1(a).  NAME OF ISSUER:
            USEC Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2 Democracy Center
            6903 Rockledge Drive
            Bethesda, Maryland 20817

Item 2(a).  Name of Person Filing:

            This schedule is being jointly filed by King Street Capital, L.P. ("KSC L.P."), King Street Capital Ltd. ("KSC Ltd."), King Street Institutional, Ltd. ("KSI Ltd."), King Street Advisors, L.L.C. ("KSA"), King Street Capital Management, L.L.C. ("KSCM"), O. Francis Biondi, Jr. and Brian J. Higgins. KSC L.P., KSC Ltd., KSA, KSCM and Messrs. Biondi and Higgins are collectively referred to herein as "Reporting Persons".

      (b).  Address of Principal Business Office, or if None, Residence:

            The principal business address of KSC Ltd. and KSI Ltd. is:

            c/o Walkers Chambers
            P.O. Box 92
            Road Town, Tortola
            British Virgin Islands

            The principal business address of each of the other Reporting Persons is:

            65 East 55th Street
            30th Floor
            New York, New York 10022

      (c).  Citizenship:

            Messrs. Biondi and Higgins are both United States citizens. KSC Ltd. and KSI Ltd. are organized under the laws of the British Virgin Islands. Each of the other Reporting Persons is organized under the laws of the State of Delaware, U.S.A.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $.10 per share (the "Common Stock").

ITEM 2(e).  CUSIP NUMBER: 90333E108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

CUSIP No. 90333E108                   13G/A                      Page 10 of 14

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d- 1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ]  Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) ( )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.


A. KSC L.P.
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-


B. KSC LTD.
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

C. KSI LTD.
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-

CUSIP No. 90333E108                   13G/A                      Page 11 of 14

              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

222,268 shares of the Common Stock were transferred to KSI Ltd. on April 1, 2005. KSI Ltd. sold all of its shares throughout 2005 and as of December 31, 2005, held no shares of the Common Stock.

D. KSA
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

E. KSCM
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

F. O. FRANCIS BIONDI, JR.
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

G. BRIAN J. HIGGINS
            (a) Amount beneficially owned: -0-
            (b) Percent of class: 0%.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

CUSIP No. 90333E108                   13G/A                      Page 12 of 14

          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 90333E108                   13G/A                      Page 13 of 14

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2006
      --------------------

King Street Capital, L.P.*
By: King Street Advisors, L.L.C.,
      its general partner

By: /s/ Brian J. Higgins
    ------------------------
Name: Brian J. Higgins
Title: Managing Member


King Street Capital, Ltd.*
By: King Street Capital Management, L.L.C.,
      its investment manager

By: /s/ Brian J. Higgins
    ------------------------
Name: Brian J. Higgins
Title: Managing Principal


King Street Institutional, Ltd.*
By: King Street Capital Management, L.L.C.,
      its investment manager

By: /s/ Brian J. Higgins
    ------------------------
Name: Brian J. Higgins
Title: Managing Principal


King Street Advisors, L.L.C.*

By: /s/ Brian J. Higgins
    ------------------------
Name: Brian J. Higgins
Title: Managing Member


King Street Capital Management, L.L.C.*


By: /s/ Brian J. Higgins
    ------------------------
Name: Brian J. Higgins
Title: Managing Principal


    /s/ Brian J. Higgins
- -------------------------
    Brian J. Higgins*


/s/ O. Francis Biondi, Jr.
- -------------------------
    O. Francis Biondi, Jr.*

CUSIP No. 90333E108                   13G/A                      Page 14 of 14

* The Reporting Persons disclaim beneficial ownership over the Common Stock reported herein except to the extent of its or his pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).